EXHIBIT 21.1
Subsidiaries

Entity	Jurisdiction
Polaris Parent LLC	Delaware
Polaris Intermediate Corp.	Delaware
MPH Acquisition Corp	Delaware
DKL Insurance Company, Inc.	Utah
Polaris Group Insurance Solutions Corp.	Delaware
MPH Acquisition Holdings LLC	Delaware
MultiPlan, Inc.	New York
HST Acquisition Corp.	Delaware
HSTechnology Solutions, Inc.	Delaware
Medical Audit & Review Solutions, Inc.	Delaware
Integrated Health Plan, Inc.	Florida
HMA Acquisition Corporation	Delaware
HMA, Inc.	Arizona
Rural Arizona Network, Inc.	Arizona
Health Management Network, Inc.	Nevada
National Care Network, LLC	Delaware
MPI Sub, Inc.	Delaware
Admar Corporation	California
Private Healthcare Systems, Inc.	Delaware
Statewide Independent PPO, Inc.	New York
American Lifecare, Inc.	Louisiana
American Lifecare Holdings, Inc.	Louisiana
Viant, Inc.	Nevada
Beech Street Corporation	California
Viant Payment Systems, Inc.	Delaware
Texas True Choice, Inc.	Delaware
HealthNetwork Systems, LLC	Delaware
HealthEOS by MultiPlan, Inc.	Wisconsin
DHP Acquisition Corp.	Delaware
LaunchPoint Ventures, LLC (d/b/a “Discovery Health Partners”)	Delaware
MPLN Investments, LLC	Delaware
Babylon Acquisition Corp.	Delaware
Benefits Science LLC	Texas